UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.                 )

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ACORDA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

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October 24, 2022

Dear Acorda Shareholder,

On Friday, November 4, Acorda will hold a Special Meeting of Stockholders to vote on two proposals of vital importance to Acorda. One of these proposals, to approve a Reverse Split, is especially critical to Acorda’s future.

Without shareholder approval for the Reverse Split proposal, Acorda is at imminent risk of being delisted from Nasdaq. If this were to happen, we could be in default to our debtholders and the company could be forced into bankruptcy.

Acorda has had a challenging few years. However, our leadership team and board believe that we are on a path to driving value for our shareholders. You may have seen that we recently announced very good news regarding a ruling that will deliver a significant cash infusion. as well as substantial increase in the operating margins on our drug, Ampyra. Your support on Proposal 2 is needed to help ensure that we have the runway to capitalize on the progress we have made.

The board of directors and I urge you to vote now “FOR” both of the proposals.

Note that the three leading, independent US proxy advisory services, ISS, Glass Lewis, and Egan-Jones, have all recommended that our shareholders vote “FOR” these proposals.

Instructions on how to vote are attached.

If you have questions or would like to discuss this in more detail, I invite you to contact Tierney Saccavino, Head of Corporate Communications, at tsaccavino@acorda.com.

Best regards,

Ron Cohen, M.D.

Founder, President and CEO

Two BLUE HILL PLAZA, 3RD FLOOR	PHONE: (914) 347-4300	E-MAIL: INFO@ACORDA.COM
PEARL RIVER, NY 10965	FAX: (914) 347-4560	WEBSITE: WWW.ACORDA.COM

HOW TO VOTE IN ACORDA’S SPECIAL SHAREHOLDER MEETING: